EXHIBIT 99

FOR IMMEDIATE RELEASE

CytRx Corporation
154 Technology Parkway
Norcross, Georgia 30092
(770) 368-9500
http://www.cytrx.com

NASDAQ APPROVES TRANSFER OF CYTRX STOCK
TO NASDAQ SMALLCAP MARKET

Atlanta, Georgia, May 24, 2002 — CytRx Corporation (NASDAQ: CYTR) today announced that the Nasdaq Stock Market has approved the company’s request to transfer its common stock to the Nasdaq SmallCap Market from the Nasdaq National Market effeve May 28, 2002. The stock will continue trading under the symbol CYTR. The company requested the transfer to the Nasdaq SmallCap Market because it was unable to meet the $1.00 per share closing bid requirement of the Nasdaq National Market for the minimum number of consecutive trading days. The Nasdaq SmallCap Market has the same $1.00 closing bid requirement, but the company has until at least August 13, 2002 to demonstrate compliance with such requirement under Nasdaq SmallCap Market rules for a period of at least ten consecutive trading days. If the company fails to demonstrate compliance by August 13, 2002, the company may be eligible for a grace period of 180 days after such date to demonstrate compliance with the $1.00 closing bid requirement if the company is in compliance with the Nasdaq SmallCap Market core listing standards.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical company focused on the development and commercialization of high-value human therapeutics. The company’s current research and development activities include CRL-5861, an intravenous agent for treatment of sickle cell disease and other acute vaso-occlusive disorders, and TranzFect, a delivery technology for DNA-based vaccines. CytRx has licensed TranzFect to Merck & Co., Inc. for use in Merck’s efforts to develop DNA-based vaccines for HIV and three other infectious diseases. All other uses of TranzFect for enhancement of viral or non-viral delivery of polynucleotides (such as DNA and RNA) were recently licensed to Vical, Incorporated. CytRx has a research pipeline in the areas of muscular dystrophy, cancer, spinal cord injury, vaccine delivery, gene therapy and food animal feed additives.

CAUTIONARY NOTICE ABOUT FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the company’s ability to comply with continuing listing requirements of the Nasdaq SmallCap Market, available financing for continued operations and the company’s ability to s uccessfully develop and market its technology. Additional uncertainties and risks are described in the CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K and all quarterly reports on Form 10-Q and current reports on Form 8-K filed since the filing date of the most recent Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Additional Information, Please Contact:
With the Company: Mark Reynolds Vice President, Finance 770-368-9500 reynoldm@cytrx.com	Broker Relations: Loren Brown Madison & Wall Worldwide, Inc. 407-682-2001 Loren@insidewallstreet.com

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